Exhibit 99.2

FINAL TRANSCRIPT

TGALD - Q1 2007 Tegal Corporation Earnings Conference Call

Event Date/Time: Aug. 10. 2006 / 5:00PM ET

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FINAL TRANSCRIPT
Aug. 10. 2006 / 5:00PM, TGALD - Q1 2007 Tegal Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

Christine Hergenrother
Tegal Corp. - CFO

Thomas Mika
Tegal Corp. - President, CEO
CONFERENCE CALL PARTICIPANTS

Dan Negrin
- Private Investor

Brian Laden
Bonanza Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2007 Tegal Corporation earnings conference call. My name is Jeff, and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. [OPERATOR INSTRUCTIONS] I would now like to turn the call over to Ms. Christine Hergenrother, Chief Financial Officer. Please proceed.

Christine Hergenrother - Tegal Corp. - CFO

Thank you. Good afternoon, and welcome to Tegal's investor conference call for the first quarter of fiscal 2007, which ended June 30, 2006.

Before I review the financial results for the quarter and the year, I have two housekeeping items. The first is a reminder that a digital recording of this conference call will be made available one hour after the completion of the call, and it will be available through midnight, Wednesday, August 16, 2006. To access, investors should dial 888-286-8010, or 617-801-6888 and enter passcode 28154120.

An online replay of the call along with a copy of the Company's earnings release will be available on the Company's website, as well. The second housekeeping item is a reminder about the all important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call.

Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to, industry conditions, economic conditions, acceptance of new technology, the growth of target markets, as well as other risks. Actual operations and financial results may differ materially from Tegal's expectations as a result of these factors or unanticipated events.

Specifically, we remind you to review the risks and uncertainties as set forth in the Company's periodic filings with the Securities and Exchange Commission. Following my review of the financial performance for the quarter, I will introduce Tom Mika, President and Chief Executive Officer of Tegal, who will have additional comments. After that, we will entertain questions from the dial-in audience.

Revenues for the fiscal first quarter were $6.6 million, an increase of 116% from $3.1 million in the fiscal first quarter 2006, and a sequential increase of 9% from $6.1 million recorded for the fourth quarter of fiscal 2006. Our reported net loss for the first quarter is $1.8 million, or $0.26 per share compared to a net loss of $2.5 million, or $0.57 per share in the comparable quarter one year ago.

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FINAL TRANSCRIPT
Aug. 10. 2006 / 5:00PM, TGALD - Q1 2007 Tegal Corporation Earnings Conference Call

Sequentially, Tegal's reported loss also decreased from $2.3 million, or $0.33 per share in the fiscal fourth quarter of 2006. All of the per share numbers reflect a one for 12 reverse split in Tegal's common stock which became effective on July 25, 2006.

Gross profits for the first quarter improved to 38% compared to 22% in the comparable quarter one year ago and 20% in the fourth quarter of last fiscal year. Improvement in gross profits was mainly attributable to a favorable product mix during the quarter. Overall operating expenses for the first quarter were $4.3 million, an increase of about $1.3 million over the same quarter last year and an increase of $774,000 compared to last quarter. The resulting operating loss for the first quarter was $1.8 million, compared to a loss of $2.4 million in both the same quarter one year ago and the fourth quarter of last year. Included in the operating loss were non-cash charges of approximately $500,000, which included $230,000 of FAS 123(R) expense for options vesting during the quarter. We adopted FAS 123(R), as required, on April 1 of this year.

The remaining non-cash expenses were depreciation, amortization, and warrant expenses. The large majority of our increase in operating expenses compared to the same quarter last year, and last quarter, came from an increase in G&A expenses which increased by over $1 million. Included in the quarter were substantially higher litigation and audit fees than we incurred last year. Our litigation expenses for the quarter were approximately $700,000.

Operating-- excuse me-- sales and marketing expense also increased compared to last year by $400,000, due principally to commissions paid on higher sales levels. Overall, R&D expense spending was down about $180,000 from the same quarter last year, coming in at just under $1 million for the quarter, which represented a reduction of $331,000 compared to just last quarter. The decrease quarter-to-quarter was the result of the absence of some large non-recurring engineering expenses paid to contract vendors for work related to our Compact, Etch, and NLD development program. Non-operating expenses netted out to a gain for the quarter of $42,000.

Cash at the end of the first quarter was $12.6 million, a decrease of $1.1 million from last quarter. Accounts receivable also increased by $1.1 million from last quarter, coming in at $6.3 million. Inventories decreased by $726,000 from $7.7 million to $7.0 million. PP&E, intangibles, and other assets decreased a combined $233,000 as a result of depreciation and amortization.

Total current liabilities increased by $868,000 over the last quarter, primarily from a $250,000 increase in accounts payable, a $107,000 increase in promissory note borrowing in Japan, and various accruals. The Company had no long-term liabilities at the end of the quarter. The Company's book-to-bill ratio was 0.9 during the quarter, and the backlog at the end of July stood at $6.1 million.

Total shares outstanding as of June 30, 2006 were 7,039,173, taking into account the one for 12 reverse split which became effective July 25. I would now like to introduce Tom Mika, our President and Chief Executive Officer.

Thomas Mika - Tegal Corp. - President, CEO

Thanks, Christine. I was pleased with our performance this quarter as we continued to execute on our turn around plans, demonstrated by our ability to build a sustainable revenue base, significantly improved margins, and lower our cash losses. As reported at our year end in the last conference call, Tegal experienced a strong year-on-year growth in sales, 46%, while the industry overall declined in shipments of semiconductor capital equipment by 11%.

I'm pleased to report this trend in our sales has continued this quarter with an uptick of 116% compared to the same quarter last year and up 9% sequentially. However, I must add a word of caution, which I have done several times in the past. But due to the selling prices of our equipment and our still relatively low levels of sales, quarterly results can vary substantially with just the shipment of one advanced tool. Nevertheless, our sales trends have been favorable for several quarters and I believe this demonstrates that we are making good progress in our turn around efforts.

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FINAL TRANSCRIPT
Aug. 10. 2006 / 5:00PM, TGALD - Q1 2007 Tegal Corporation Earnings Conference Call

Sales in the quarter were driven by an advanced Etch system for high-volume manufacturing of integrated passive devices to one of the largest semiconductor companies in the world. They were driven by an advanced PVD system to the global leader in wafer level packaging technology and from several 900 Etch tools that we shipped to a leading U.S.-based wireless component supplier, undergoing a significant capacity expansion.

Our gross margin increase is another good indicator of a positive trend in our fundamentals. This quarter had a particularly good product mix, but I do think that it demonstrates that our 40% plus growth-- or excuse me-- gross margin target is achievable. I was pleased, given these improved margins in our revenue level, that our operating loss for the quarter, excluding legal expenses related to the SFI lawsuit and FAS 123(R), was only about $500,000. This is clearly a step in the right direction towards our goal of reaching sustainable profitability.

On July 21, the stockholders of Tegal met during the annual meeting and approved all of the resolutions recommended by management by overwhelming margins, which included most importantly the one for 12 reverse split, which the board of directors put into effect as of July 25. The reverse split, though painful, has fulfilled its purpose, which was to bring us back into compliance with the NASDAQ's minimum bid price requirement. We were informed by the NASDAQ that we had come back into compliance on August 8, as expected, which we announced before the market opened yesterday.

Just a reminder, our symbol will change back to the normal TGAL on August 22. We believe the recent drop off in our stock price is a result of the reverse split being digested by the market, however, despite the stock price drop we believe the fundamentals and positioning at Tegal clearly continue to improve.

I had the opportunity to speak at the Security Research Associate's conference earlier this week in San Francisco, and at the conference I presented some data on these improving fundamentals and our growth picture that I thought would be of interest to a wider audience. As many of you know, Tegal's growth is driven not by PCs or server markets, but by cell phones, wireless devices, and other consumer electronics products, such as MP3 players and digital video recorders.

In addition, we serve markets that incorporate MEMS devices into other products including accelerometers and pressure sensors for automobiles. We are also on the forefront of advanced packaging schemes for semiconductors and high brightness LEDs. While some of these products have been long in coming, we believe that our customers' need to make the investment required to incorporate new materials in new devices is beginning to take hold, with good business prospects for Tegal now and into the future.

Based on this need from our customers, we estimate that our served market for equipment sales this year is about $270 million. And we see this ramping to about $470 million in 2009.

Let me review some of these areas in more detail. First area is non-volatile memories. Tegal's has pursued Etch process technologies and applications know-how in non-volatile memories for a number of years. There are still development efforts underway to achieve low cost, high efficiency devices to replace flash memory past the 32-nanometer node.

You may have seen recently that we announced the system sale to Crocus Technology in Grenoble, France, which is a company that recently raised one of the largest first-round financings ever in Europe and is focused on commercializing MRAM. We are also the Etch supplier of record to the NEC/Toshiba joint venture in MRAM, and we supplied an advanced Etch system to a development effort focused on RRAM, or Resistive Random Access Memory.

RRAM development is a focus for several device manufacturers because of it's ideal attributes for high density, low cost, and low power consumption. Our second area of focus is MEMS. Both our Etch and PVD systems are used for the production of so-called MEMS devices. Predominant applications in MEMS are sensors, including accelerometers and pressure sensors, that are increasingly used in automobiles. In addition, our systems are used for the production of biosensors, ink jet print devices, nanoscale solar cells, and acoustic filters in cell phones, and other wireless devices, which I referred to in previous calls as FBARs, or film bulk acoustic resonators.

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FINAL TRANSCRIPT
Aug. 10. 2006 / 5:00PM, TGALD - Q1 2007 Tegal Corporation Earnings Conference Call

The third area is power devices, and power devices are ubiquitous. They are in any electronic device that incorporates a battery, or is powered directly by DC current. The interesting thing about power devices is that their performance improves with the use of less silicon. As a result, power device manufacturers, such as RIC, use ultra thin wafers, some as thin as a sheet of paper. The Endeavor PVD system, developed by Sputtered Films, has some unique wafer handling and stress control technology that make it deal for processing the ultra thin wafers that are preferred by all manufacturers of power devices.

Fourth area of focus is advanced packaging. Form factors in electronics are shrinking rapidly and the next horizon for gaining real estate is in advanced packaging, sometimes referred to as wafer-level packaging. Relatively small number of devices today use under-bumper flip chip technology, but its importance and market size is increasing rapidly. Sputtered Films is the principal supplier of PVD systems to the leading U.S.-based developer and licensor of advanced packaging technologies. Just this quarter, SFI shipped it's fifth production tool to this company.

On the R&D front, we continued to develop our Nano Layer Deposition product, which is targeted at the capacitor/conductor segment of DRAM production, which is currently served by MOCVD technology. Atomic Layer Deposition systems are expected to begin to take over traditional MOCVD systems sometime this year or next at about the 45-nanometer node. We believe that our NLD system will compete effectively against ALD systems because of its inherently lower temperature process, and potentially higher throughput.

The existing competitors in the ALD market include some of the biggest companies in our industry. However, we believe that there is room for Tegal at the $3 million price point for a high performance tool targeted at the capacitor electrode formation in DRAM device fabrication. We are able to achieve this price point because of our development over the past two years of a low cost 300-millimeter bridge platform that we call Compact.

Central to our growth strategy is an emphasis on further development of our sales channels throughout the world, especially in Asia. Over the past two years, we have built a strong direct sales force in the U.S. and Europe, which is reflected in our sales results. However, we are really missing the part of the world where most of the growth in semiconductor fabs is taking place.

So we are moving to strengthen our Japan operation, exploring strategic relationships in China for the licensing of our considerable technology for the development of mainstream CMOS processes, and refocusing our efforts on Taiwan, Korea, and Singapore. In addition to focusing on growing markets and developing our sales channels, we continue to drive more operational efficiencies throughout our business.

An example of this is recently we moved our office space into our manufacturing space here in Petaluma. Once completed, this move will save us approximately $150,000 to $250,000 a quarter in operating expenses. Over the next year, we are also developing a demo facility in San Jose, which we believe will allow us to more easily interact with potential customers due to its proximity to our major competitors.

Finally, with respect to the lawsuit, as you may have seen in today's press release, Tegal's wholly-owned subsidiary Sputtered Films has made damages claims in court against AMS, Agilent, and Avago Technologies in excess of $100 million, which claims may be subject to punitive multiples.

The judge in the case has indicated that no further delays will be tolerated and that the case will go to trial on November 7, 2006 in the Superior Court of Santa Barbara, California. Clarity on the trial date allows us to calculate our likely costs through trial and we anticipate these substantial expenses will be reduced at the end of the calendar year which should be another factor that improves our overall operating model. I'll now turn the call over to our listeners for any questions that you may have.

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FINAL TRANSCRIPT
Aug. 10. 2006 / 5:00PM, TGALD - Q1 2007 Tegal Corporation Earnings Conference Call

QUESTIONS AND ANSWERS

Operator

[OPERATOR INSTRUCTIONS] And your first question comes from the line of [Dan Negrin], a private investor. Please proceed.

Dan Negrin—Private Investor

Yes. My question is regarding the Nano Layer Deposition system. I would like know what Tegal's current time line is for demoing or deploying a beta system of that Nano Layer Deposition system with customers?

Thomas Mika - Tegal Corp. - President, CEO

We have actually begun doing customer demos with the NLD system. As it happens, not in the DRAM area, but in another area of focus for it. We're-- our target for placing a-- or I should say getting an order for a beta tool is sometime this fiscal year, so we would expect to place that beta tool sometime next fiscal year. So sometime after April 1.

Dan Negrin— Private Investor

Thank you.

Thomas Mika - Tegal Corp. - President, CEO

You're welcome.

Operator

[OPERATOR INSTRUCTIONS] And your next question comes from the line of Brian Laden with Bonanza. Please proceed.

Brian Laden - Bonanza Capital - Analyst

Hi, Tom.

Thomas Mika - Tegal Corp. - President, CEO

Hello, Brian.

Brian Laden - Bonanza Capital - Analyst

Question for you, can you quantify for us how you guys arrived at the $100 million damages number in the Sputtered Films case?

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FINAL TRANSCRIPT
Aug. 10. 2006 / 5:00PM, TGALD - Q1 2007 Tegal Corporation Earnings Conference Call

Thomas Mika - Tegal Corp. - President, CEO

The— actually that level of damages was noticed to the court by our attorneys, and the court had asked our attorneys to-- to calculate those damages. I really don't want to go into the exact calculations that they used except that they were guidance provided to the court. What is actually going to occur is that later this month, we will be getting expert witness testimony from a damages expert who will try to narrow the ranges on-- on what we expect from each of the parties.

Brian Laden - Bonanza Capital - Analyst

Is there an ongoing line of business at Agilent or Avago that utilizes some of the technology that's in question?

Thomas Mika - Tegal Corp. - President, CEO

Yes. In December of 2005, Agilent sold it's semiconductor products group to Avago Technologies, which were several entities that are backed by KKR and Silver Lake Partners, so, in fact, the Avago Technologies entities, which, by the way, are the largest privately held semiconductor company in the world presently, are actually currently, to our knowledge, still producing these devices, and our central allegation is that these devices are being produced on machines that incorporate our trade secrets.

Brian Laden - Bonanza Capital - Analyst

Okay. Thanks.

Thomas Mika - Tegal Corp. - President, CEO

You're welcome.

Operator

And you have no further questions at this time.

Thomas Mika - Tegal Corp. - President, CEO

Well, okay. If there aren't any other questions, I would just like to thank you for joining us today, and we look forward to talking to you next quarter.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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FINAL TRANSCRIPT
Aug. 10. 2006 / 5:00PM, TGALD - Q1 2007 Tegal Corporation Earnings Conference Call

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